UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2015

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (951) 686-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On November 4, 2015, Provident Financial Holdings, Inc. (the “Corporation”) announced that Provident Savings Bank, F.S.B. (“Bank”), the wholly-owned subsidiary of the Corporation has filed an application with the Office of the Comptroller of the Currency (“OCC”) to relocate its Home Office from 3756 Central Avenue, Riverside, California to 6570 Magnolia Avenue, Riverside, California.  The Bank believes that the proposed relocation will be defined as a “short distance” relocation consistent with the applicable regulatory requirements of the OCC.

The Bank has executed a 10-year lease for the new Home Office location subject to customary conditions and contingencies which includes substantial remodeling of the interior of the building and OCC approval, among others.  The relocation from the existing Home Office is expected to be completed sometime in the June 2016 quarter and the new location will offer the full complement of the Bank’s existing products and services.  The new location is directly across the street from the current location and the Bank does not anticipate significant customer disruption.

The existing Home Office space will be converted to traditional office use allowing for the expansion of the Administrative Headquarters and the planned expiration of certain existing leases whereby certain personnel will be relocated to the Administrative Headquarters.  At this time, the Bank does not anticipate a material change to premises and occupancy expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2015	PROVIDENT FINANCIAL HOLDINGS, INC.

/s/Donavon P. Ternes
Donavon P. Ternes President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)